UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 28, 2014

HOMEOWNERS OF AMERICA HOLDING CORPORATION

(Exact name of Company as specified in Charter)

Delaware (State or other jurisdiction of incorporation or organization)	021-83940 (Commission File No.)	57-1219329 (IRS Employee Identification No.)

1333 Corporate Drive

Suite 325

Irving, TX 75038

(Address of Principal Executive Offices)

972-607-4241

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Report.

(a) On March 28, 2014, the audit committee of the board of directors of Homeowners of America Holding Corporation (the “Company”) and management of the Company concluded, in consultation with the Company’s independent registered public accounting firm, Weaver and Tidwell, L.L.P., that the Consolidated Balance Sheets and Consolidated Statements of Cash Flows for the year to date period ended March 31, 2013, including comparatively presented periods, that we previously included in the Company’s Form S-1/A filed on August 9, 2013 and for the year to date period ended June 30, 2013 and September 30, 2013, including comparatively presented periods, that we previously included in our Quarterly Reports on Forms 10-Q filed in 2013 should be restated. These restatements resulted in money market mutual fund accounts held at financial institutions which were previously classified as short-term investments to be now classified as cash and cash equivalents. In addition, checks issued in excess of cash book balances, not yet presented for payment, which were previously classified as cash and cash equivalents are now classified as general and other accrued expenses payable.

The Company’s audit committee, as well as its management has discussed the matters in this Current Report on Form 8-K with Weaver and Tidwell, L.L.P.

The impact of the restatement to the Company’s previously filed Consolidated Balance Sheets and Consolidated Statements of Cash Flows for the first, second, and third quarters of 2013 is contained in Note 18 of Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 31, 2013, filed on March 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 1, 2014

HOMEOWNERS OF AMERICA HOLDING COMPANY, INC.

By: /s/ Spencer Tucker

Name: Spencer Tucker

Title: President and Chief Executive Officer